Exhibit 10.1

STEVEN DAVIS EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is effective as of October 16, 2006 by and between Meritage Homes Corporation, a Maryland corporation (the “Company”) and Steven Davis, an individual (“Executive”).

RECITALS

WHEREAS, the Company desires to employ Steven Davis as its Executive Vice President - National Homebuilding Operations, and Executive desires to provide services to the Company, in accordance with the terms, conditions and provisions of this Agreement;

NOW THEREFORE, in consideration of the covenants and mutual agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in reliance upon the representations, covenants and mutual agreements contained herein, the Company and Executive agree as follows:

1.             Employment.  Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive as Executive Vice President - National Operations of the Company, and Executive agrees to diligently perform the duties associated with such positions.  Executive will report directly to the Chief Executive Officer.  Executive will devote substantially all of his business time, attention and energies to the business of the Company and will comply with the charters, policies and guidelines established by the Company from time to time applicable to its senior management executives.

2.             Term.  Executive will be employed under this Agreement until October 16, 2008, unless Executive’s employment is terminated earlier pursuant to Section 6.  The Agreement will renew for additional one year periods (the “Renewal Term(s)”), unless on or before June 15, 2008 (or June 15 of any Renewal Term), either Executive or the Company notifies the other in writing that it wishes to terminate employment under this Agreement at the end of the term then in effect.

3.             Salary.  The Company will pay Executive a base salary (the “Base Salary”) at the annual rate of $400,000.  The Base Salary will increase 5% on November 1, 2007 and on November 1 of each Renewal Term thereafter.  The Base Salary will be payable in accordance with the payroll practices of the Company in effect from time to time.  The Base Salary may not be lowered without Executive’s consent.

4.             Incentive Compensation.

A.            Bonus.  Executive will be entitled to incentive compensation as specified in Exhibit A hereto (the “Bonus”).  The Bonus will be due and payable in accordance with Exhibit A.

B.            Stock Options.  Effective on the date of your hire, you will be granted an option to acquire 15,000 shares of Meritage Homes Corporation common stock.  In addition, commencing in 2007, during the term of this Agreement the Company will annually grant Executive options to acquire 15,000 shares (or equivalent consideration at the discretion of the Board of Directors).  All options will have an exercise price equal to the fair market value on the date of grant as defined under the relevant plan.  Subject to the provisions hereof and Executive’s change of control agreement entered into on even date herewith, the options will be on the same terms and conditions as other standard option grants to other executives of the Company.

C.            Restricted Stock Grant.  On the effective date of your hire, you will be granted a restricted stock award of 25,000 shares.  These restricted shares will be subject to the terms and conditions of a separate award agreement.

D.            Bonus Repayment.  If Executive’s employment is terminated for any reason other than as set forth in Section 6A below, he will repay to the Company a pro-rated amount of the 2006 bonus set forth on Exhibit A ($400,000) as follows:  If Executive’s employment is terminated before September 16, 2007, he will repay $400,000; if Executive’s employment is terminated on or after September 16, 2007, but before September 16, 2008, he will repay $266,666; and if Executive’s employment is terminated on or after September 16, 2008 but before September 16, 2009, he will repay $133,333.

5.             Executive Benefits.  During the term of this Agreement, Executive will be entitled to reimbursement of reasonable and customary business expenses.  The Company will also provide to Executive during the term of this Agreement a $1,250 per month auto allowance, three weeks of annual paid vacation, and a Company paid annual physical at a first class facility such as the Mayo Clinic and such other fringe benefits and other Executive benefits as are regularly provided by the Company to its senior corporate management; provided, however, that nothing herein shall preclude the Company from amending or terminating any such other employee or general executive benefit plans or programs.

6.             Termination.

A.            Voluntary Resignation by Executive (With Good Reason) or Termination Without Cause by the Company.

(1)           If Executive voluntarily terminates his employment with the Company with Good Reason, or if the Company terminates Executive without Cause, the Company will (i) pay to Executive his Base Salary through the Date of Termination; (ii) pay to Executive any unpaid bonus for the previous year; (iii) pay to Executive a severance payment in an amount equal to (x) Executive’s base salary on the Date of Termination plus (y) Executive’s Bonus for the year preceding the Date of Termination (the “Severance Payment”); and (iv) reimburse Executive for the cost of COBRA premiums for one year (including group health insurance and dental and vision).  The amounts payable to Executive pursuant to this Section 6A(1) (other than the  reimbursement set forth in clause (iv)) shall be paid to Executive by check within 15 business days of the Date of Termination.

(2)           Upon termination of Executive’s employment pursuant to this Section 6A at any time after October 16, 2007, the restrictions on the restricted stock awarded to Executive on the effective date of his hire (as referenced in Section 4C of this Agreement) shall lapse.

(3)           Upon termination of Executive’s employment pursuant to this Section 6A at any time after October 16, 2008, any options previously granted to

Executive shall accelerate and automatically vest and Executive shall have a period of 90 days thereafter to exercise such options.

B.            Termination upon Death or Disability.  If Executive’s employment is terminated as a result of Executive’s death or Disability, then the Company will be obligated to pay to Executive (or his heirs or estate) (i) Executive’s then current Base Salary through the Date of Termination, (ii) any unpaid bonus for the previous year and a pro rated amount of Executive’s Bonus for the year in which the Date of Termination occurs, which amount shall be payable at the time set forth in Exhibit A.  In addition, upon such a termination, (i) any options previously granted to Executive shall accelerate and become vested (ii) any restrictions on any restricted stock awards shall lapse, without further action and, to the extent permitted under the plan’s governing documents, Executive (or his heirs or estate) shall have a period of one year from the Date of Termination to exercise such options, and (iii) the Company shall reimburse Executive (or his heirs or estate) for the cost o Executive’s COBRA premiums for one year following such termination.

C.            Voluntary Termination by Executive (Without Good Reason) or Termination for Cause by the Company.  If Executive resigns without Good Reason, it being understood that Executive shall have the right to do so at any time, or if the Company discharges Executive for Cause, then the Company will be obligated to pay Executive’s Base Salary through the Date of Termination and any unpaid bonus for the previous year and no bonus will be payable with respect to the year in which the Date of Termination occurs.  Such amounts shall be payable to Executive within 15 business days of the Date of Termination.

D.            Definitions.  For purposes of this Agreement:

(1)         “Cause” will exist in the following circumstances: (i) you are convicted of  a felony, (ii) you engage in any fraudulent or dishonest act to the detriment of the Company, (iii) you fail to report for work on a regular basis, except for periods of authorized illness or bona fide illness, (iv) you misappropriate trade secrets, customer lists, or other proprietary information belonging to the Company for your own benefit or for the benefit of a competitor, (v) you engage in any willful misconduct designed to harm the Company or its stockholders, or (vi) you fail to perform properly your assigned duties.

(2)         “Change of Control” shall mean to include the following transactions or situations:

(a)           A sale, transfer, or other disposition by the Company through a single transaction or a series of transactions of securities of the Company representing 33% or more of the combined voting power of the Company’s then outstanding securities to any “Unrelated Person” or “Unrelated Persons” acting in concert with one another.  For purposes of this definition, the term “Person” shall mean and include any individual, partnership, joint venture, association, trust, corporation or other entity (including a “group” as referred to in Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Act”)).  For purposes of this definition, the term “Unrelated Person” shall mean and include any person other than the Company, or an employee benefit plan of the Company.

(b)           A sale, transfer, or other disposition through a single transaction or a series of related transactions of all or substantially all of the assets of the Company to an Unrelated Person or Unrelated Persons acting in concert with one another.

(c)           Any consolidation or merger of the Company with or into an Unrelated Person, unless immediately after the consolidation or merger the holders of the common stock of the Company immediately prior to the consolidation or merger are the beneficial owners or securities of the surviving corporation’s then outstanding securities.

(3)         “Date of Termination” shall mean (i) if this Agreement is terminated as a result of Executive’s death, the date of Executive’s death, (ii) if this Agreement is terminated by Executive, the date on which he notifies the Company in writing, (iii) if this Agreement is terminated by the Company for Disability, the date a notice of termination is given, (iv) if this Agreement is terminated by the Company for Cause, the date a notice of termination is given to Executive by the Company, or (v) if this Agreement is terminated by the Company without Cause, the date notice of termination is given to Executive by the Company.

(4)         “Disability” shall mean a disability that results in Executive being medically unable to fulfill his duties under this Agreement for six consecutive months.

(5)         “Good Reason” shall mean if following a Change of Control you are either (i) not offered a comparable position in the surviving corporation or (ii) required to relocate to any employment location that is more than thirty (30) miles from the Company’s Scottsdale, Arizona headquarters.

7.             Non-Solicitation Covenant.  In consideration of the benefits provided in Section 6 of this Agreement, during the period of employment and for a period of eighteen (18) months following the Date of Termination, Executive hereby covenants and agrees that he will not directly or indirectly solicit for employment (whether as an employee, consultant, independent contractor, or otherwise) or encourage the termination of their relationship with the Company, any person who is an employee of the Company or any of its subsidiaries, or any person who was an employee of the Company during Executive’s final year of employment with the Company, unless Company gives its advance written consent to such solicitation.  The covenants set forth in this Section 7 shall begin as of the date hereof and will survive the termination of employment under Section 6.  This Section 7 shall not prohibit the general solicitation of employment in a widely circulated media (such as the newspaper or internet job posting sites) and that are not directly targeted to any Company employee.

If a court of competent jurisdiction determines that the eighteen-month non-solicitation period identified in this Section 7 is too broad to be enforced, the parties agree that the non-solicitation period shall be the twelve (12) months following the Date of Termination, whether such termination is voluntary or involuntary.   If a court of competent jurisdiction determines that this non-solicitation period as modified is still too broad to be enforced, the parties agree that the non-solicitation period shall be the nine (9) months following the Date of Termination, whether such termination is voluntary or involuntary.

8.             Non-Disclosure of Confidential Information.

A.            It is understood that in the course of Executive’s employment with Company, he will become acquainted with Company Confidential Information (as defined below).  Executive recognizes that Company Confidential Information has been developed or acquired at great expense, is proprietary to the Company, and is and shall remain the exclusive property of the Company.  Accordingly, Executive agrees that he will not, disclose to others, copy, make any use of, or remove from Company’s premises any Company Confidential Information, except as Executive’s duties may specifically require, without the express written consent of the Company, during Executive’s employment with the Company and thereafter until such time as Company Confidential Information becomes generally disclosed or known, or readily ascertainable by proper means by persons unrelated to the Company.

B.            Upon any termination of employment, Executive shall promptly deliver to the Company the originals and all copies of any and all materials, documents, notes, manuals, or lists containing or embodying Company Confidential Information, or relating directly or indirectly to the business of the Company, in the possession or control of Executive.

C.            Executive hereby agrees that the period of time provided for in this Section 8 and other provisions and restrictions set forth herein are reasonable and necessary to protect the Company and its successors and assigns in the use and employment of the goodwill of the business conducted by Executive.  Executive further agrees that damages cannot compensate the Company in the event of a violation of this Section 8 and that, if such violation should occur, injunctive relief shall be essential for the protection of the Company and its successors and assigns.  Accordingly, Executive hereby covenants and agrees that, in the event any of the provisions of this Section 8 shall be violated or breached, the Company shall be entitled to obtain injunctive relief against the party or parties violating such covenants, without bond but upon due notice, in addition to such further or other relief as may be available at equity or law.  Obtainment of such an injunction by the Company shall not be considered an election of remedies or a waiver of any right to assert any other remedies which the Company has at law or in equity.  No waiver of any breach or violation hereof shall be implied from forbearance or failure by the Company to take action thereof.  The prevailing party in any litigation, arbitration or similar dispute resolution proceeding to enforce this provision will recover any and all reasonable costs and expenses, including attorneys’ fees.

D.            “Company Confidential Information” shall mean confidential, proprietary information or trade secrets of Company and its subsidiaries and affiliates including without limitation the following:  (1) customer lists and customer information as compiled by Company; (2) Company’s internal practices and procedures; (3) Company’s financial condition and financial results of operation; (4) supply of materials information, including sources and costs, designs, information on land and lot inventories, and current and prospective projects; (5) strategic planning, manufacturing, engineering, purchasing, finance, marketing, promotion, distribution and selling activities; (6) all other information which Executive has a reasonable basis to consider confidential or which is treated by Company as confidential; and (7) all information having independent economic value to Company that is not generally disclosed or known to, and not readily ascertainable by proper means by, persons who can obtain economic value from its disclosure or use.  Notwithstanding the foregoing provisions, information which becomes available on a non-confidential basis from a source other than Executive which source is not prohibited from disclosing such confidential information by legal, contractual or other obligation shall not be considered “Company Confidential Information.”

9.             Severability.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any applicable law, then such provision will be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification will make the provision legal, valid and enforceable, then this Agreement will be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties will be construed and enforced accordingly.

10.           Assignment by Company.  Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation or entity that assumes this Agreement and all obligations and undertakings hereunder.  Upon such consolidation, merger or transfer of assets and assumption, the term “Company” as used herein shall mean such other corporation or entity, as appropriate, and this Agreement shall continue in full force and effect.

11.           Entire Agreement.  This Agreement, along with the change of control agreement with Executive and the restricted stock agreement and stock option agreement entered into on even date herewith, embody the complete agreement of the parties hereto with respect to the subject matter hereof and supersede any prior written, or prior or contemporaneous oral, understandings or agreements between the parties that may have related in any way to the subject matter hereof.  This Agreement may be amended only in writing executed by the Company and Executive.

12.           Governing Law.  This Agreement and all questions relating to its validity, interpretation, performance and enforcement, shall be governed by and construed in accordance with the internal laws, and not the law of conflicts, of the State of Arizona.

13.           Notice.  Any notice required or permitted under this Agreement must be in writing and will be deemed to have been given when delivered personally or by overnight courier service or three days after being sent by mail, postage prepaid, at the address indicated below or to such changed address as such person may subsequently give such notice of:

if to Parent or Company:                     Meritage Homes Corporation

17851 N. 85th Street, Suite 300

Scottsdale, Arizona 85255

Attention: Chief Executive Officer

With a copy to:                                                                                                             Meritage Homes Corporation

17851 N. 85th Street, Suite 300

Scottsdale, Arizona 85255

Attention:  General Counsel

if to Executive:                                      Steven Davis

To the address listed in the Company’s

Employment Records

14.           Arbitration.  Any dispute, controversy, or claim, whether contractual or non-contractual, between the parties hereto arising directly or indirectly out of or connected with this Agreement, relating to the breach or alleged breach of any representation, warranty, agreement, or covenant under this Agreement, unless mutually settled by the parties hereto, shall be resolved by binding arbitration in accordance with the Employment Arbitration Rules of the American Arbitration Association (the “AAA”).  Any arbitration shall be conducted by arbitrators approved by the AAA and mutually acceptable to Company and Executive.  All such disputes, controversies, or claims shall be conducted by a single arbitrator, unless the dispute involves more than $50,000 in the aggregate in which case the arbitration shall be conducted by a panel of three arbitrators.  If the parties hereto are unable to agree on the arbitrator(s), then the AAA shall select the arbitrator(s).  The resolution of the dispute by the arbitrator(s) shall be final, binding, nonappealable, and fully enforceable by a court of competent jurisdiction under the Federal Arbitration Act.  The arbitrator(s) shall award damages, reasonable attorneys’ fees and costs to the prevailing party.  The arbitration award shall be in writing and shall include a statement of the reasons for the award.  The arbitration shall be held in the Phoenix, Arizona metropolitan area.  The only exception is that the Company may proceed in any court of competent jurisdiction to obtain equitable relief under Sections 7 and 8 of this Agreement, but any claim for monetary damages thereunder is subject to binding arbitration.

15.           Withholding; Release; No Duplication of Benefits.  All of Executive’s compensation under this Agreement will be subject to deduction and withholding authorized or required by applicable law.  The Company’s obligation to make any post-termination payments hereunder (other than salary and bonus payments and expense reimbursements through the date of termination), shall be subject to receipt by the Company from Executive of a mutually agreeable release, and compliance by Executive with the covenants set forth in Sections 7 and 8 hereof.  If there is any conflict between the provisions of the change of control agreement and this Agreement, such conflict shall be resolved so as to provide the greater benefit to Executive.  However, in order to avoid duplication of any monetary benefits, any payments or benefits due under Executive’s change of control agreement, will be reduced by any payments or benefits (not including salary and bonus payments) provided in Section 6 of this Agreement.

16.           Successors and Assigns.  This Agreement is solely for the benefit of the parties and their respective successors, assigns, heirs and legatees.  Nothing herein shall be construed to provide any right to any other entity or individual.

17.           Related Party Transactions.  Executive may not engage in any related party transactions with the Company unless approved in the specific instance by the Audit Committee of the Board of the Company.

[Signature page follows]

AGREED to this 16th day of October, 2006 by:

MERITAGE HOMES CORPORATION, a
Maryland corporation

By:	/s/ Steven J. Hilton
Name:	Steven J. Hilton
Title:	Chairman and Chief Executive Officer

AGREED to this 16th day of October, 2006 by:

EXECUTIVE: Steven Davis

/s/ Steven Davis

EXHIBIT A

BONUS TERMS FOR STEVEN DAVIS

For 2006, a bonus of $400,000, provided that Executive is employed by the Company on December 31, 2006.  Such bonus to be paid on or around January 31, 2007.

For 2007 and during each Renewal Term (if any), Executive will be eligible for an annual bonus, which is targeted to be between .25% and .33% of EBITDA.  The payout range will be based on Executive’s achievement of specific goals to be mutually agreed upon between Executive and CEO and approved by the Company’s Executive Compensation Committee of the Board of Directors.  This annual bonus, which is subject to leally required withholdings, will be paid in February following the end of the respective fiscal year.